Exhibit 99.1

NEWS RELEASE

WILSHIRE BANCORP, INC.
CONTACT:
Alex Ko, EVP & CFO, (213) 427-6560
www.wilshirebank.com

Wilshire Bancorp Announces Retirement of Two Directors

LOS ANGELES (May 31, 2013) – Wilshire Bancorp, Inc. (NASDAQ: WIBC), the parent company of Wilshire State Bank, announced today that Harry Siafaris, age 80, and Richard Y. Lim, age 80, have retired from the Board of Directors of Wilshire Bancorp and Wilshire State Bank in accordance with the Company’s mandatory retirement policy and not due to any disagreement with the Company or with the Bank.  Both Mr. Siafaris and Mr. Lim will continue to serve as consultants to the Company and Bank for a period of one year.

Mr. Siafaris and Mr. Lim served as members of Wilshire State Bank’s Board of Directors since 1980 and 1981, respectively, and were both appointed to Wilshire Bancorp’s Board of Directors in 2004.

“Harry and Richard have provided valuable leadership over the years and made tremendous contributions to the success of our Company,” said Steven Koh, Chairman of the Board of Directors of Wilshire Bancorp.  “We greatly appreciate their years of service to Wilshire Bancorp and wish them well in their retirement.”

COMPANY INFORMATION

Headquartered in Los Angeles, Wilshire State Bank operates 25 branch offices in California, Texas, New Jersey and New York, and eight loan production offices in Dallas and Houston, TX, Atlanta, GA, Aurora, CO, Annandale, VA, Fort Lee, NJ, Newark, CA, and Bellevue, WA, and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area.  For more information, please go to www.wilshirebank.com.

FORWARD-LOOKING STATEMENTS

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. Any financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management and are subject to change. The information in this press release speaks only as of the date of this release and Wilshire Bancorp specifically disclaims any duty to update the information in this press release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

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